Exhibit 99.5

FIRST COMMUNITY BANK CORPORATION

OF AMERICA

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

NEWS

RELEASE

FIRST COMMUNITY BANK CORPORATION ELECTS NEW DIRECTOR

Pinellas Park, Florida (July 18, 2007) – Kenneth Faliero has been elected to the Boards of Directors of First Community Bank Corporation of America, and First Community Bank of America, announced Robert M. Menke, Chairman of the Boards.

A resident of Lutz, Florida since 1978, Mr. Faliero has been in banking since 1961. During his banking career in Florida, he served in management positions with Exchange Bank, NCNB, Florida National Bank, and SouthTrust Bank. Prior to his retirement in 2005, he served as Executive Vice President and Chief Credit Officer of SouthTrust Bank.

First Community Bank Corporation of America, with assets of approximately $413 million, is the holding company for First Community Bank of America, which currently operates 7 banking offices along the west coast of Florida and anticipates opening an additional office in Charlotte County during the third quarter of 2007.

First Community Bank Corporation of America trades on the NASDAQ Capital Market under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.